Exhibit 1


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS
                                      AND
                             SUPPLEMENTAL SCHEDULE

                 For the Years Ended December 31, 2009 and 2008

                                      with
             Report of Independent Registered Public Accounting Firm

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                                TABLE OF CONTENTS

                           December 31, 2009 AND 2008

--------------------------------------------------------------------------------


Report of Independent Registered Public Accounting Firm........................1

Statements of Net Assets Available for Benefits................................2

Statement of Changes in Net Assets Available for Benefits......................3

Notes to Financial Statements..................................................4

Supplemental Schedule:

     Schedule H, Line 4i:  Schedule of Assets (Held at End of Year)...........19

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Plan Administrator
Atlantic American Corporation 401(k) Retirement Savings Plan
Atlanta, Georgia

We have audited the accompanying statements of net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming opinions on the basic financial statements taken as a whole. The accompanying supplemental Schedule H, Line 4i-Schedule of Assets (Held at End of Year) as of or for the year ended December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

BDO SEIDMAN LLP
Atlanta, Georgia
June 14, 2010

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           December 31, 2009 and 2008

--------------------------------------------------------------------------------




                                                 2009                2008
                                          ------------------  ------------------

Cash                                        $         11,291  $                3
Investments, at fair value (Note 3)
     Common/collective trusts                        913,829             846,734
     Employer securities                             495,884             394,959
     Registered investment companies               6,472,957           4,499,866
     Participant loans                                99,458             123,689
                                           -----------------  ------------------

NET ASSETS AVAILABLE FOR BENEFITS           $      7,993,419  $        5,865,251
                                           ==================  =================






   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      For the Year Ended December 31, 2009

--------------------------------------------------------------------------------

Additions to Net Assets
  Contributions:
         Participants                                          $         620,105
         Company                                                         294,361
                                                               -----------------

              TOTAL CONTRIBUTIONS                                        914,466

     Interest and dividend income                                        152,490

     Net appreciation in fair market value of investments (Note 3)     1,581,748
                                                               -----------------

              TOTAL ADDITIONS TO NET ASSETS                            2,648,704
                                                               -----------------
Deductions from Net Assets
     Benefit payments to participants                                    478,980
     Fees                                                                 41,556
                                                               -----------------

              TOTAL DEDUCTIONS                                           520,536
                                                               -----------------

Net Increase                                                           2,128,168


Net Assets Available for Benefits at Beginning of Year                 5,865,251
                                                               -----------------

Net Assets Available for Benefits at End of Year               $       7,993,419
                                                               =================





   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN

The following description of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") provides only general information. Participating members ("Participants") should refer to the Plan document for a more complete description of the Plan's provisions. Information with regard to eligibility, contributions, distributions, vesting, withdrawals, restoration, loans, fund redistribution, and definitions of all terms are contained in that document.

General: The Plan is a defined contribution plan available to all U.S. employees of Atlantic American Corporation and its subsidiaries (collectively, the "Company"). All employees of the Company, except collective bargaining employees, nonresident aliens, and leased employees are eligible to participate and are automatically enrolled, effective on the date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

Participating Companies: As of December 31, 2009, the Company owned three insurance subsidiaries, Bankers Fidelity Life Insurance Company, American Southern Insurance Company and its wholly owned subsidiary, American Safety Insurance Company, in addition to one non-insurance company, Self Insurance Administrators, Inc. All four of these subsidiaries were eligible to participate in the Plan in 2009.

Plan Administration: Wachovia Bank, National Association (the "Trustee") is the Trustee of the Plan and has custodial responsibility for the Plan's assets, including the authority and power to, among other things, invest the principal and income of the Plan's assets.

Contributions: Eligible employees automatically become a participant and are enrolled into the Plan at a 4% deferral rate on their date of hire. At any time, a participant may stop his or her contribution or change his or her deferral percentage in 1% increments up to 50% of his or her annual compensation, as defined by the Plan, subject to certain limitations under the Internal Revenue Code (the "Code"), and elect to contribute into any of the investment funds offered by the Plan. Participant pre-tax limitations were limited to $16,500 for 2009 and $15,500 for 2008.

Participants may also contribute amounts representing distributions from other qualified benefit plans. These contributions, if any, are classified as rollover contributions in the statement of changes in net assets available for benefits. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions to the Plan. The maximum individual catch-up contribution amount was $5,500 for 2009 and $5,000 for 2008.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued

The Company provides a matching contribution equal to a certain percentage of each participant's contributions. On January 1, 2009, the Company adopted safe harbor plan provisions, with employer matching contributions of 100% of a participant's pre-tax contribution, up to the first 4% of earnings. Safe harbor contributions are fully vested immediately. The Company may also make profit-sharing contributions, at its discretion, which will be allocated among all eligible participants in the Plan whether they make contributions or not. For the year ended December 31, 2008, the Company's matching contribution equaled 50% of each participant's tax deferred contribution up to the first 6% of eligible compensation. All Company matching contributions prior to July 1, 2008 were in Company common stock. Subsequent thereto and prior to January 1, 2009, Company matching contributions were in either Company common stock or cash depending on the participating company. Effective January 1, 2009, all employer matching contributions are made in cash; and Company common stock remains an investment option in the Plan.

Vesting: Participants are always fully vested in their own contributions and safe harbor matching contributions. Each participant becomes vested in the pre-2009 Company matching stock contributions based on years of continuous service. The vesting percentage for the Company matching stock contributions are as follows:

 Years of service:
         Less than one                                          0%
         One                                                   20%
         Two                                                   40%
         Three                                                 60%
         Four                                                  80%
         Five                                                 100%

In addition, participants become fully vested upon retirement, death, or disability.

Benefits: Upon termination of service due to death, disability, retirement, or separation from service, a participant or his or her beneficiary with a vested balance greater than $5,000 may elect to receive an amount equal to the value of the participant's vested interest in his or her account or they can remain in the Plan but contributions cease. The form of payment, selected by the participant or his or her beneficiary, is either a lump-sum distribution or a direct rollover into a qualified retirement plan or individual retirement account. A vested balance less than $5,000 is automatically distributed to the terminated participant or his or her beneficiary in the quarterly period following termination.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued

Participant Accounts: Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's investment income
(loss). Allocations of income (loss) are based on the proportion that each participant's account balance bears to the total of all participant account balances and their investment elections.

Investment Options: Participants may direct their contributions and any related earnings into several investment options in 1% increments. Participants may change their investment elections at any time. As of December 31, 2009, participants in the Plan can invest in any of the following investment options:


     o    AIM Dynamics Fund - seeks long-term capital growth.  The fund normally
          invests   at  least   65%  of   assets   in   equity   securities   of
          mid-capitalization companies.

     o AllianceBernstein International Value Fund - seeks long-term growth of capital. The fund invests primarily in a diversified portfolio of equity securities of established companies selected from more than 40 industries and more than 40 developed and emerging market countries. It invests in companies that are believed to be undervalued and whose long-term earnings power is not reflected in the current market price of their securities.

     o Allianz NFJ Dividend Value Fund - seeks long-term growth of capital and income. The fund invests at least 80% of assets in common stocks and other equity securities of companies that pay or are expected to pay dividends. It invests primarily in common stocks of companies with market capitalizations greater than $3.5 billion. In addition to common stocks and other equity securities, the fund may invest in real estate investment trusts (REITs) and in non-U.S. securities, including emerging market securities.

     o Atlantic American Corporation Common Stock Fund - is comprised of Atlantic American common stock and a small percentage of cash to allow for daily transfers in and out of the fund. Fund performance will differ from the actual performance of Atlantic American common stock because of the cash held in the fund for liquidity purposes.


     o Baron Growth Fund - seeks capital appreciation. The fund invests primarily in common stocks of smaller growth companies selected for their capital appreciation potential. It considers a small-sized company as one having a market value of under $2.5 billion at the time of purchase. The fund seeks to purchase securities that are expected to increase in value 100% in four years and then double again in the following four or five years.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued

     o Columbia Mid Cap Value Fund - seeks to provide long-term growth of capital. The fund normally invests at least 80% of net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell Midcap Value Index that are believed to be undervalued and have the potential for long-term growth. It may invest up to 20% of total assets in foreign securities. The fund also may invest in REITs.

     o Columbia Small Cap Value Fund - seeks long-term growth of capital. The fund normally invests at least 80% of net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index that are believed to be undervalued and have the potential for long-term growth of capital. It may invest up to 20% of total assets in foreign securities and also may invest in REITs.

     o Fidelity Puritan Fund - seeks income and capital growth consistent with reasonable risk. The fund invests 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities. It invests at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock). The fund also invests in domestic and foreign issuers and in Fidelity's central funds.

     o Oppenheimer Global Opportunities Fund - seeks capital appreciation, consistent with preservation of principal, while providing current income. The fund primarily invests in equity securities of issuers in the U.S. and foreign countries but may invest in debt securities with up to 25% of assets in bonds rated below investment grade. The fund can invest in any country, including developed or emerging markets, but currently emphasizes investments in developed countries. As a fundamental policy, it normally invests in at least four countries.

     o PIMCO Total Return Fund - seeks maximum total return. The fund normally invests at least 65% of total assets in a diversified portfolio of fixed income instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. It may invest all assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage or asset-backed securities. The fund also invests up to 10% of total assets in preferred stocks.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued

     o Putnam International Capital Opportunities Fund - seeks long-term capital appreciation. The fund normally invests in common stocks of companies outside the United States that are believed to have favorable investment potential. It primarily invests in equities of small-to mid-capitalization issuers, however, it can invest in companies of any size. The fund may also invest in securities issued in both developed and emerging markets.

     o T. Rowe Price Blue Chip Growth Fund - seeks long-term growth of capital; income is secondary. The fund will normally invest at least 80% of assets in the common stocks of large and medium-sized blue chip growth companies. These are firms that are well established in their industries and have the potential for above-average earnings growth. It focuses on companies with leading market position, seasoned management and strong financial fundamentals. While the fund invests most assets in U.S. common stocks, it may also purchase other securities including foreign stocks, futures and options.

     o T. Rowe Price Retirement Strategy Funds - seeks the highest total return over time consistent with an emphasis on both capital growth and income. The funds invest in a set of underlying T. Rowe Price mutual funds representing a variety of asset classes and investment styles. Each fund's asset mix becomes more conservative - both prior to and after age 65 - as time elapses. Once a fund reaches its most conservative planned allocation, approximately 30 years after its stated target retirement date, its allocation to stocks will remain fixed at approximately 20% of assets. The remainder will be invested in 60% fixed income securities and 20% short-term securities.

     o Vanguard Midcap Index Fund - seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Mid Cap 450 Index, a broadly diversified index of the stocks of medium-size U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

     o Vanguard Small Cap Index Fund - seeks to track the performance of a benchmark index that measures the investment return of small capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Small Cap 1750 Index, a broadly diversified index of the stocks of smaller U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index,

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued


          holding each stock in approximately the same proportion as its weighting in the index.

     o Vanguard Total Bond Market Index Fund - seeks to track the performance of a broad, market-weighted bond index. The fund invests by sampling the index. It invests at least 80% of assets in bonds held in the index. The fund maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

     o Enhanced Stock Market Fund of Wachovia - seeks to provide a total rate of return equal to or exceeding that of the S&P 500 market index.

     o Wachovia Diversified Stable Value Fund - seeks to provide rates of return greater than three-month Treasury bills while maintaining a relatively stable principal value.


Forfeitures: Amounts forfeited from non-vested accounts, if any, are used to reduce future employer contributions. There were no forfeitures used in 2009 to reduce employer contributions. At December 31, 2009 and 2008, $49,946 and $46,426, respectively, were available to be used in the future.

Participant Loans: Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms range from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants' account balances and bear interest at the prime rate of interest on the date of the loan plus 1%. Principal and interest are paid ratably through payroll deductions.

Specified Hardship Withdrawals: Upon written application to the Trustee by a participant for a specified hardship withdrawal, the participant may withdraw from his or her fund accounts. Such withdrawal may be made only upon the express determination that it is necessary to prevent a severe financial hardship to such participant and specific to the following events: expenses for medical care; costs directly related to the purchase of a principal residence; payment of tuition and related educational fees; and to prevent eviction from a principal residence or foreclosure on the mortgage of a principle residence. A participant who has made a specified hardship withdrawal may include any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; shall make no

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2009 and 2008



NOTE 1-DESCRIPTION OF THE PLAN-Continued

more  than one  withdrawal  during  any  calendar  quarter;  and  shall  incur a
mandatory   suspension  of  all  contributions  for  twelve  months  after  such withdrawal.

Administrative Expenses: The Company pays certain administrative expenses of the Plan. Trustee fees are paid by the Plan. Fees resulting from individual participant transactions, such as loan origination and benefit payments, or certain investment elections, are paid by the participant and are included in the fee amount on the statement of changes in net assets available for benefits.

NOTE 2-ACCOUNTING POLICIES

Use of Estimates and Basis of Accounting: The financial statements of the Plan are prepared under the accrual method of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Accounting Standards Codification 946-210, Financial Services - Investment Companies, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts provided that those net assets available for benefits are established under a trust whereby the trust itself is adopted as part of one or more qualified employer-sponsored defined contribution plans. The Plan invests in investment contracts through collective trusts. The contract value of these investments is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The fair value of the collective trusts approximates contract value as of December 31, 2009 and 2008.

Investment Valuation and Income Recognition: The Plan's investments are stated at estimated fair value. Where available, quoted market prices are used to value investments. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value. The Plan's interest in the common/collective trusts is valued based on information reported by the investment advisor using the audited financial statements.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2009 and 2008



NOTE 2-ACCOUNTING POLICIES-Continued

Purchases and sales of securities are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

Investment securities, in general, are exposed to various risks, including interest rate, credit, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the statements of net assets available for benefits.

The following describes the fair value hierarchy and provides information as to the extent to which the Plan uses fair value to measure financial instruments and information about the inputs used to value those financial instruments. The fair value hierarchy prioritizes the inputs in the valuation techniques used to measure fair value into three broad levels.

Level 1 Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. The Plan did not classify any of its assets as Level 1 instruments.

Level 2 Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets or liabilities. The Plan assets identified as Level 2 instruments include certain common/collective trusts, employer securities and registered investment companies, as well as participant loans.

Level 3 Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). The Plan assets identified as Level 3 instruments include stable value funds. Fair value is based on criteria that use assumptions or other data that are not readily observable from objective sources and provided primarily from the sponsors of the underlying funds. As of December 31, 2009 and 2008, the Plan's stable value funds valued using Level 3 criteria totaled $567,598 and $483,358, respectively. The use of different criteria or assumptions regarding data may have yielded different valuations.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2009 and 2008



NOTE 2-ACCOUNTING POLICIES-Continued

As of December 31, 2009, assets carried at fair value were measured on a recurring basis as summarized below:



                                          Quoted
                                         Prices in
                                          Active              Significant
                                          Markets                Other               Significant
                                       for Identical           Observable            Unobservable
                                          Assets                 Inputs                 Inputs
                                         (Level 1)              (Level 2)              (Level 3)          Total
                                     -----------------    --------------------     ---------------     -----------
Common/collective trusts
  Stable value funds                    $            -       $               -       $     567,598      $   567,598
  Other                                              -                 346,231                   -          346,231
                                     -----------------    --------------------     ---------------     ------------
    Subtotal                                         -                 346,231             567,598          913,829
                                     -----------------    --------------------     ---------------     ------------
Employer securities                                  -                 495,884                   -          495,884
                                     -----------------    --------------------     ---------------     ------------
Registered investment
companies:
  Growth funds                                       -               1,907,563                   -        1,907,563
  Value funds                                        -                 931,923                   -          931,923
  Balanced funds                                     -                 999,848                   -          999,848
  Target date funds                                  -                 879,401                   -          879,401
  International funds                                -                 249,421                   -          249,421
  Index funds                                        -                 159,180                   -          159,180
  Fixed income funds                                 -               1,122,106                   -        1,122,106
  Other funds                                        -                 223,515                   -          223,515
                                     -----------------    --------------------     ---------------     ------------
    Subtotal                                         -               6,472,957                   -        6,472,957
                                     -----------------    --------------------     ---------------     ------------
Participant loans                                    -                  99,458                   -           99,458
                                     -----------------    --------------------     ---------------     ------------
         Total                          $            -       $       7,414,530       $     567,598      $ 7,982,128
                                     =================    ====================     ===============     ============



                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 2-ACCOUNTING POLICIES-Continued

As of December 31, 2008, assets carried at fair value were measured on a recurring basis as summarized below:



                                          Quoted
                                         Prices in
                                          Active              Significant
                                          Markets                Other               Significant
                                       for Identical           Observable            Unobservable
                                          Assets                 Inputs                 Inputs
                                         (Level 1)              (Level 2)              (Level 3)         Total
                                     -----------------    --------------------     ---------------     -----------
Common/collective trusts
  Stable value funds                    $            -       $               -       $     483,358      $   483,358
  Other                                              -                 363,376                   -          363,376
                                     -----------------    --------------------     ---------------     ------------
    Subtotal                                         -                 363,376             483,358          846,734
                                     -----------------    --------------------     ---------------     ------------
Employer securities                                  -                 394,959                   -          394,959
                                     -----------------    --------------------     ---------------     ------------
Registered investment
companies:
  Growth funds                                       -               1,548,579                   -        1,548,579
  Value funds                                        -                 918,854                   -          918,854
  Balanced funds                                     -                 667,103                   -          667,103
  Target date funds                                  -                 381,194                   -          381,194
  International funds                                -                 176,024                   -          176,024
  Index funds                                        -                  32,894                   -           32,894
  Fixed income funds                                 -                 678,399                   -          678,399
  Other funds                                        -                  96,819                   -           96,819
                                     -----------------    --------------------     ---------------     ------------
    Subtotal                                         -               4,499,866                   -        4,499,866
                                     -----------------    --------------------     ---------------     ------------
Participant loans                                    -                 123,689                   -          123,689
                                     -----------------    --------------------     ---------------     ------------
         Total                          $            -       $       5,381,890       $     483,358      $ 5,865,248
                                     =================    ====================     ===============     ============



                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 2-ACCOUNTING POLICIES-Continued

The following is a roll-forward of the financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the two years ended December 31, 2009.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

                                                                     Stable
                                                                      Value
                                                                      Funds
                                                                 ---------------

  Balance, January 1, 2008                                           $  641,292
     Contributions                                                    1,636,266
     Withdrawals                                                     (1,817,125)
     Net appreciation in fair value                                      22,925
                                                                 ---------------
  Balance, December 31, 2008                                            483,358
     Contributions                                                      281,761
     Withdrawals                                                       (207,702)
     Net appreciation in fair value                                      10,181
                                                                 ---------------
  Balance, December 31, 2009                                         $  567,598
                                                                 ===============

The Plan assets identified as Level 3 instruments are comprised solely of stable value funds. They are not actively traded and valuation techniques used to measure their fair value are primarily based on data provided from the sponsors of the underlying stable value funds.

Net Appreciation (Depreciation): Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation (depreciation) in fair market value of investments.

Payment of Benefits: Distributions to participants are recorded when payment is made.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 2-ACCOUNTING POLICIES-Continued

New Accounting Pronouncements:

     The Financial Accounting Standards Board ("FASB") issued Acounting Standards Codification 105-10-05, Generally Accepted Accounting Principles, which establishes the Accounting Standards Codification ("ASC") as the single source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. GAAP is not intended to be changed as a result of the Codification, but the ASC does change the way the guidance is organized and presented. As a result, these changes have an impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for the interim and annual periods ending after September 15, 2009. The Company has included the references to the Codification, as appropriate, in these financial statements.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 3-INVESTMENTS

The estimated fair values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 2009 and 2008 are as follows:




                                                                                         2009                  2008
                                                                                         ----                  ----

AIM Dynamics I Fund                                                                   $  462,575          $    322,332
Allianz NFJ Dividend Value Ins. Fund                                                     566,394               592,549
Atlantic American Corporation Common Stock Fund                                          495,884               394,959
Baron Growth Fund                                                                        514,780               396,996
Fidelity Puritan Fund                                                                    999,848               667,103
PIMCO Total Return II (I) Fund                                                         1,122,106               678,399
T. Rowe Price Blue Chip Growth Fund                                                      930,207               829,251
Enhanced Stock Market Fund of Wachovia                                                         *               362,971
Wachovia Diversified Stable Value A Fund                                                 567,598               483,057


*not greater than 5% at December 31, 2009


Net appreciation in fair market value of investments by major investment type for the year ended December 31, 2009 is as follows:


Employer securities - Common stock                            $          209,690
Registered investment companies                                        1,301,640
Common/collective trusts                                                  70,418
                                                           ---------------------
                                                              $        1,581,748
                                                           =====================

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 4-NONPARTICIPANT-DIRECTED INVESTMENTS

Information about the net assets as of December 31, 2009 and 2008 and the significant components of the change in net assets for the years then ended relating to the Company's common stock (nonparticipant-directed investments) is as follows:


                                                                                         2009                2008
                                                                                         ----                ----
Net Assets:
     Common Stock - Atlantic American Corporation                                $        5,950      $        5,925
                                                                                 ===============     ===============

Changes in Net Assets:
     Contributions - employer/other receipts                                     $            -      $       15,982
     Net appreciation (depreciation) in fair value of common stock                        2,649              (9,131)
     Benefits paid to partially vested former employees                                     (99)             (2,267)
     Net activity related to disposed companies/other transfers                          (2,525)           (119,849)
                                                                                 ---------------     ---------------
     Total activity                                                              $           25     $      (115,265)
                                                                                 ===============     ===============

NOTE 5-TAX STATUS

The Plan uses a prototype Plan document sponsored by the Trustee. The Trustee received an opinion letter from the Internal Revenue Service ("IRS"), dated March 31, 2008, which states that the prototype document satisfies the applicable provisions of the Code. The Plan itself has not received a determination letter from the IRS. However, the Plan's management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income tax has been included in the Plan's financial statements.

NOTE 6-PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their accounts as of the termination date.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2009 and 2008



NOTE 7-PARTY-IN-INTEREST TRANSACTIONS

The Plan held 353,387 shares and 476,863 shares of Atlantic American Corporation (the Plan Sponsor) common stock as of December 31, 2009 and 2008 in the Atlantic American Stock Fund. The fund invests in Atlantic American Corporation common stock and money market funds and had an estimated fair value of $495,884 and $394,959, at December 31, 2009 and 2008, respectively.

Certain investments totaling $913,829, held by the Plan at December 31, 2009, are managed by the Trustee. These transactions qualify as party-in-interest transactions.

NOTE 8-SUBSEQUENT EVENT

Effective January 1, 2010, the Company decreased its employer match to 50% of the first 4% of a participant's pre-tax contribution. In addition, the Company will provide a safe harbor non-elective contribution of 3% of compensation to all eligible participants during the 2010 Plan year.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

          SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                December 31, 2009

--------------------------------------------------------------------------------







       Identity of Issue, Borrower,             Description of                                                         Current
         Lessor, or Similar Party                 Investment                                             Cost           Value
     -------------------------------   -------------------------------------------                -----------------  ---------------

                                        Cash                                                                           $      11,291

    Invesco AIM Management Group, Inc.  AIM Dynamics I Fund, 24,658 units                                 (a)                462,575

    AllianceBernstein Investments, Inc. AllianceBernstein Intl. Value Fund, 9,019 units                   (a)                123,736

    Allianz Global Investors            Allianz NFJ Dividend Value Ins. Fund, 54,304 units                (a)                566,394

*   Atlantic American Corporation       Atlantic American Corporation Common Stock Fund, 78,936 units   $644,479             495,884

    Baron Capital, Inc.                 Baron Growth Fund, 12,461 units                                   (a)                514,780

    Columbia Management                 Columbia Mid Cap Value Z Fund, 30,875 units                       (a)                342,095
                                        Columbia Small Cap Value II Z Fund, 2,132 units                   (a)                 23,434

    Fidelity Investments                Fidelity Puritan Fund, 62,257 units                               (a)                999,848

    Oppenheimer Funds                   Oppenheimer Global Opportunities Y Fund, 8,334 units              (a)                223,515

    PIMCO Funds                         PIMCO Total Return II (I) Fund, 107,379 units                     (a)              1,122,106

    Putnam Investments                  Putnam International Capital Opportunity Y Fund, 4,145 units      (a)                125,685


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

    SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR) - CONTINUED

                                December 31, 2009
--------------------------------------------------------------------------------



    T. Rowe Price                    T. Rowe Price Blue Chip Growth Fund, 28,386 units                  (a)                  930,207
                                     T. Rowe Price Retirement Fund 2005, 1,182 units                    (a)                   12,316
                                     T. Rowe Price Retirement Fund 2010, 11,525 units                   (a)                  160,193
                                     T. Rowe Price Retirement Fund 2015, 35,215 units                   (a)                  375,041
                                     T. Rowe Price Retirement Fund 2020, 2,902 units                    (a)                   42,173
                                     T. Rowe Price Retirement Fund 2025, 9,670 units                    (a)                  102,313
                                     T. Rowe Price Retirement Fund 2030, 7,939 units                    (a)                  119,406
                                     T. Rowe Price Retirement Fund 2035, 2,433 units                    (a)                   25,887
                                     T. Rowe Price Retirement Fund 2040, 2,593 units                    (a)                   39,077
                                     T. Rowe Price Retirement Fund 2045, 297 units                      (a)                    2,995

    Vanguard Group                   Vanguard Mid-Cap Index Inv Fund, 3,397 units                       (a)                   55,573
                                     Vanguard Small-Cap Index Inv Fund, 1,462 units                     (a)                   40,196
                                     Vanguard Total Bond Market Index I Fund, 6,127 units               (a)                   63,412

*   Various Plan Participants        Participant loans with varying maturities and interest rates
                                     ranging from 5% to 9.25%                                            -                    99,458

*,**Wachovia Bank, N.A.              Enhanced Stock Market Fund of Wachovia A, 4,091 units              (a)                  346,231
                                     Wachovia Diversified Stable Value A Fund, 1,644 units              (a)                  567,598
                                                                                                                     ---------------

    TOTAL                                                                                                              $   7,993,419
                                                                                                                     ===============



* Indicates party in interest
** Common/collective trusts
(a) Participant-directed
